OMB APPROVAL

OMB Number:	3235-0059

Expires:	August 31, 2004

Estimated average burden
hours per response . . .	14.73

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIRSTFED FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Last update: 02/22/2002

FIRSTFED FINANCIAL CORP.

401 Wilshire Boulevard

Santa Monica, CA 90401-1490

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 23, 2003

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders (the “Annual Meeting”) of FirstFed Financial Corp. (“FFC” or the “Company”) will be held in the Pacific Room of the Doubletree Guest Suites at 1707 Fourth Street, Santa Monica, California 90401 on April 23, 2003 at 11:00 A.M., local time, for the following purposes:

(1)	To elect two Directors to hold office for a three-year term and until their successors are duly elected and qualified.

(2)	To ratify the appointment of KPMG LLP as independent auditors of the Company for 2003.

(3)	To approve an amendment to the FirstFed Financial Corp. 1994 Stock Option and Stock Appreciation Rights Plan (the “Employee Stock Plan”) which will extend the term of the Employee Stock Plan and eliminate the ability to reprice shares granted under the Employee Stock Plan.

(4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

Your Board of Directors urges stockholders to vote FOR Items 1, 2, and 3.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 7, 2003 are entitled to vote at the Annual Meeting or any adjournments thereof.

If you receive more than one proxy in separate mailings, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

By order of the Board of Directors

Ann E. Lederer

Corporate Secretary

Santa Monica, California

March 14, 2003

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid reply envelope. This will ensure the presence of a quorum at the Annual Meeting and will save the Company the expense of additional solicitation. Sending in your proxy will not prevent you from voting your shares at the Annual Meeting if you desire to do so. You may revoke your proxy at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Company. If your shares are held in the name of a brokerage firm or nominee, you will need additional documentation from your record holder in order to vote personally at the Annual Meeting.

FIRSTFED FINANCIAL CORP.

401 Wilshire Boulevard

Santa Monica, California 90401-1409

PROXY STATEMENT

For 2003 Annual Meeting of Stockholders

To Be Held on April 23, 2003

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FirstFed Financial Corp. [“FFC”, and collectively with its subsidiary, First Federal Bank of California (“Bank”), the “Company”] for use at the Annual Meeting of Stockholders to be held on April 23, 2003, and at any adjournment thereof. The approximate date of mailing of the Notice, Proxy Statement and form of proxy for the Meeting is March 14, 2003.

Only those stockholders of record at the close of business on March 7, 2003 will be entitled to vote at the Annual Meeting. The Company had a total of 16,950,823 shares of common stock (“Company Stock”) outstanding at that date. Stockholders will be entitled to one vote for each share of Company Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the two director nominees named in this Proxy Statement and in favor of the other proposals described herein. Abstentions and broker non-votes are counted for purposes of determining whether a quorum of stockholders is present at the Annual Meeting but are not considered as having voted for purposes of determining the outcome of a vote. Proxies solicited hereby may be voted for adjournment of the Annual Meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the Board of Directors of the Company determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the Annual Meeting.

If you are a participant in the First Federal Bank of California Employee Stock Ownership Plan and Trust (the “ESOP”), you may direct the trustee or plan administrator how to vote the number of shares allocated to your account. The proxy card indicates any Company Stock allocated to your account.

The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder’s proxy may be revoked at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

The costs of this proxy solicitation will be paid by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,500 and reimbursement of reasonable out-of-pocket expenses. To the extent necessary, proxies may also be solicited by officers and other employees of the Company in person, by telephone, or through other forms of communication. Company personnel who participate in this solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable out-of-pocket expenses incurred in doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth below is based upon filings as of February 14, 2003 made by the listed entity with the Securities and Exchange Commission (“SEC”). Except as set forth below, no person is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors, N.A Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	1,323,786	(1)	7.82%
Dimensional Fund Advisors, Inc 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,087,125	(2)	6.42%
First Federal Bank of California Employee Stock Ownership Plan and Trust 401 Wilshire Boulevard Santa Monica, CA 90401	880,232	(3)	5.20%

(1)	According to a filing on Schedule 13G with the SEC dated February 10, 2003, Barclays Global Investors, N.A. has sole and dispositive voting power over 1,051,334 shares, and Barclays Global Fund Advisors has sole voting and dispositive power over 272452 of these shares. According to the filing, Barclays Global Investors, a bank as defined in Section 3 (a) (6) of the Securities Exchange Act of 1934, is the parent holding company of Barclays Global Fund Advisors, a bank as defined in Section 3 (a) (6) of the Securities Exchange Act of 1934. The filer is deemed to be the beneficial owner of the shares reported as a result of holding such shares in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2)	According to its filing on Schedule 13G with the SEC dated February 3, 2003, Dimensional Fund Advisors, Inc. (“Dimensional”) has sole voting power over all 1,087,125 of these shares, has no shared voting power over any of these shares, and has sole dispositive power over all 1,087,125 shares reported.

(3)	According to its filing on Schedule 13G with the SEC dated January 29, 2003, the First Federal Bank of California Employee Stock Ownership Plan holds sole voting power over 145,270 of these shares, shared voting power over 734,962 of these shares, and sole dispositive power over all 880,232 of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 14, 2003, information concerning the beneficial ownership of shares of Company Stock by (i) Directors, (ii) the Company’s Chief Executive Officer, (iii) the other executive officers named in the executive compensation table set forth herein, and (iv) all current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Options Exercisable(3)	Percentage
James P. Giraldin	31,375	77,230	*
Douglas J. Goddard	11,096	9,405	*
Christopher M. Harding	9,938	8,000	*
Babette E. Heimbuch	363,123	58,370	2.49%
James L. Hesburgh	58,420	28,000	*
Shannon Millard	16,869	33,354	*
William G. Ouchi	20,000	28,000	*
William P. Rutledge	5,100	28,000	*
Charles F. Smith	30,000	28,000	*
Steven L. Soboroff	1,750	8,000	*
John R. Woodhull	12,000	28,000	*
All Directors and Executive Officers as a Group (14 persons)	560,723	335,029	5.30%

*	Less than 1%

(1)	The number of shares shown for each person includes shares, if any, held beneficially or of record by the person’s spouse; voting and investment power of the shares indicated may also be shared by spouses.

(2)	Includes, with respect to the named executive officers and all executive officers as a group, shares held through the First Federal Bank of California Employee Stock Ownership Plan and Trust.

(3)	Includes shares of Company Stock subject to options which are exercisable within 60 days of February 14, 2003. The percentage of outstanding shares owned by holders of stock options was computed based upon the number of shares which would have been outstanding if such options had been exercised.

PROPOSAL 1

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than seven and not more than fifteen Directors unless a greater number is fixed by the Board of Directors, that the Directors shall be divided into three staggered classes as nearly equal in number as possible, that each class of Directors shall be elected for the term of three years and that one class of Directors shall be elected annually. The class of Directors scheduled to be elected at the Annual Meeting is composed of two Directors who will be elected to serve a three year term until the annual meeting of stockholders in 2006 or until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of Directors to be elected, shall be elected.

Set forth below are the names of the persons nominated by the Board of Directors for election as Directors at the Annual Meeting, as well as all other Directors, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a Director of the Bank and of the Company. All of the nominees are presently Directors. If any nominees should be unable to serve as a Director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

Nominees for Election	Age	Position Held With Company	First Became Director(1)	Term to Expire(2)
Christopher M. Harding	50	Director	1984	2006
Steven L. Soboroff	54	Director	1991	2006

Continuing Directors
James P. Giraldin	50	Director, President, Chief Operating Officer	2002	2004
Babette E. Heimbuch	55	Director, Chairman of the Board, Chief Executive Officer	1986	2004
William G. Ouchi	59	Director	1995	2005
William P. Rutledge	61	Director	1995	2005
Charles F. Smith	70	Director	1989	2005
John R. Woodhull	68	Director	1988	2004

(1)	The date given is the earlier of the date such Director became a director of First Federal Bank of California or a Director of the Company.

(2)	Term of service if re-elected as a Director of the Company at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE FOR NOMINEES

CHRISTOPHER M. HARDING AND STEVEN L. SOBOROFF

James P. Giraldin joined the Company in 1992 as Executive Vice President/Chief Financial Officer. Prior to joining the Company, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for five years. He previously served as Chief Financial Officer for two other savings and loan associations and was a certified public accountant with KPMG LLP. Mr. Giraldin was appointed Chief Operating Officer and Senior Executive Vice President of the Bank and FFC in 1997. Mr. Giraldin was appointed as President of the Company in April 2002. On January 25, 2002, Mr. Giraldin was elected by the Board of Directors to fill a Board vacancy effective April 24, 2002. The term of office for the class of directors to which Mr. Giraldin has been elected expires in 2004. Mr. Giraldin serves on the Executive Board of the Santa Monica Boys and Girls Club.

Christopher M. Harding is a principal in the law firm of Harding, Larmore, Kutcher & Kozal. He serves as a member of the Santa Monica Malibu Unified School District’s Financial Organization Oversight Committee and is active in numerous civic and youth-serving organizations including the Santa Monica Chamber of Commerce, the Santa Monica Youth Athletic Foundation, Upward Bound House, Westside Basketball Club, Community for Excellent Public Schools and the Santa Monica Boys & Girls Club. He has served as a Director of the Bank since 1984, and of FFC since 1987.

Babette E. Heimbuch has been Chairman of the Board of Directors of the Company and the Bank since April 2002. Ms. Heimbuch has served as Chief Executive Officer of the Bank and FFC since January of 1997 and was Chief Operating Officer from 1989 to 1997. She joined the Bank in 1982 as Senior Vice President, Chief Financial Officer. She was appointed Executive Vice President in 1985, and was elected a Director of the Bank in 1986. In 1987 she was appointed Senior Executive Vice President of the Bank and of FFC and was elected a Director of FFC. Prior to joining the Bank, Ms. Heimbuch was employed by the accounting firm of KPMG LLP serving as the Audit Manager assigned to the Bank. Ms. Heimbuch serves on the Board of Directors of the Federal Home Loan Bank of San Francisco, America’s Community Bankers, Water Pik Technologies, Inc., and Scope Industries. Ms. Heimbuch is also the Chair of the Board of Advisors of the Santa Monica-UCLA Medical Center and serves on the Financial Oversight Committee for the Santa Monica/Malibu Unified School District.

William G. Ouchi is the Sanford and Betty Sigoloff Professor in Corporate Renewal for the John E. Anderson Graduate School of Management at the University of California, Los Angeles. In 1993 Dr. Ouchi was appointed to serve as special policy advisor to Los Angeles Mayor Richard J. Riordan, and from 1994 to 1995 was Mayor Riordan’s Chief of Staff. Dr. Ouchi has written numerous books and articles on business management and organization. Dr. Ouchi serves on the boards of Williams College, KCET Public Television, LEARN and the Commission on Presidential Debates. Dr. Ouchi serves on the Boards of Directors of Allegheny Technologies, Incorporated, Sempra Energy, and Water-Pik Technologies Incorporated. Dr. Ouchi became a Director of the Bank and FFC in 1995.

William P. Rutledge was, until his resignation in March 1997, President and Chief Executive Officer of Allegheny-Teledyne, Incorporated. He joined Teledyne in 1986. Mr. Rutledge serves on the boards of AECOM, Computer Sciences Corporation, Communications & Power Industries, Sempra Energy Corp., Lafayette College and KCET Public Television, and is a Trustee of St. John’s Health Center. Mr. Rutledge became a Director of the Bank and FFC in 1995.

Charles F. Smith is president of Charles F. Smith & Company, Inc. He serves as a Director of Trans Ocean Distribution Ltd., Anworth Mortgage Asset Corp., Worldwide Restaurant Concepts and St. John’s Health Center. Mr. Smith became a Director of the Bank and FFC in 1989.

Steven L. Soboroff is President of Playa Vista, a real estate development corporation. He is Chairman Emeritus of Big Brothers of Greater Los Angeles, Past President of the Recreation and Parks Commission for the City of Los Angeles and a former Senior Advisor to the Mayor of Los Angeles. Mr. Soboroff has been a Director of the Bank and FFC since 1991.

John R. Woodhull was President and Chief Executive Officer of Logicon, Inc., from 1969 to 1998. He serves on the boards of Steven Myer & Associates, the Los Angeles Metropolitan YMCA and The Engineering Advisory Council of the University of Colorado. He also serves on the Advisory Board of Plant Equipment, Inc. Mr. Woodhull became a Director of the Bank and FFC in 1988.

Directors’ Compensation.

Officers of the Bank who are Directors receive no compensation for serving on the Board. Outside Directors of the Bank receive annual directors’ retainer fees of $19,800 and also receive annual meeting fees of $11,000 for attending all regular meetings of the Board. Members of the Governance & Nominating Committee and the Compensation Committee of the Board receive $1,000 per meeting attended and the chairs of each committee receive an additional annual retainer fee of $3,000. Members of the Audit/Legal Committee receive $1,500 per meeting attended and the chair receives an additional retainer fee of $5,000. Directors of FFC receive no separate compensation.

Pursuant to the First Federal Bank of California 1997 Nonemployee Director Stock Incentive Plan, each nonemployee director receives an annual grant of nonstatutory stock options to acquire 4,000 shares of Company Stock. The options vest on the one-year anniversary of the grant date. During the year ended December 31, 2002, each such director received options to acquire 4,000 shares of Company Stock, at an exercise price of $26.75 per share, the market value of the Company Stock on the date of grant. For additional information regarding the nonemployee directors stock option program, see the description below entitled “Stock Option and Stock Appreciation Rights Plans.”

Committees of the Board of Directors.

The Company has standing Audit/Legal, Executive Fair Lending/Community Reinvestment Act (“CRA”), Compensation and Governance & Nominating Committees.

The Audit/Legal Committee currently consists of Messrs. Smith (Chair), Harding, Ouchi and Woodhull, all of whom are nonemployee directors. The Committee reviews litigation and reports on various legal, accounting and auditing matters, including the selection of the Company’s independent auditors, the scope of audit procedures, the nature of services performed by the independent auditors, the performance of the Company’s independent and internal auditors, its accounting practices, and monitors the Company’s legal and regulatory compliance programs. The Committee also prepares the Audit/Legal Committee Report for inclusion in the Company’s proxy statement. All members of the Audit/Legal Committee are independent within the meaning of the rules of the New York Stock Exchange. During the year ended December 31, 2002, the Audit/Legal Committee held four meetings.

The Executive Fair Lending-CRA Committee held four meetings in 2002. Its responsibilities include monitoring the Bank’s Community Reinvestment Act and Fair Lending activities, reporting to the Board on such activities and ensuring that the Bank complies with all directives from the Board of Directors. Members of the Committee are Former Bank Director June Lockhart (Chair) and Officers Darin Nishimura (CRA Officer), Dirk Adams, Sean Conley, Donn Jakosky, Christine Larson, Walter Lowry, Ann Lederer, Shannon Millard, Jackie Slayton (CRA Consultant) and Diana Wright

The Compensation Committee, which held six meetings in 2002, currently consists of Directors Rutledge (Chair), James L. Hesburgh (whose term of office expires in 2003), Soboroff and Woodhull, all of whom are nonemployee directors. This Committee administers the Company’s salary and other compensation programs. See “EXECUTIVE COMPENSATION—Report of Board Compensation Committee.”

The Governance & Nominating Committee held two meetings in 2002. The Governance & Nominating Committee is responsible for recommending governance guidelines; establishing a continuous process to help the Board as a whole, as well as individual directors, become more valuable strategic assets of the Company; and identifying, evaluating and recommending director candidates. The Governance & Nominating Committee is comprised of Directors Harding, Rutledge, Ouchi (Chair) and Soboroff.

The Bylaws of FFC provide that only persons nominated in accordance with the procedures set forth therein shall be eligible for election as Directors. Stockholder nominations must be made pursuant to written notice received by FFC not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. Such notice must state the nominee’s name, age and address (business and residence), the nominee’s principal occupation or employment, and the class and number of shares of Company Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the stockholder making the nomination must disclose his or her name and address as they appear on FFC’s books, the name and principal business or residence address of any other record or beneficial stockholders known by the nominating shareholder to support such nominee, and the class and number of shares of Company Stock beneficially owned by the nominating shareholder and any such supporting stockholders on the date of the notice.

Meetings of the Board of Directors. During 2002 there were nine meetings of the Board of Directors of the Bank and FFC. Each Director attended at least 75% of the aggregate number of such meetings and of the meetings of the Committee on which he or she served during the period during which he or she held a position on the Board.

Information Relating to Executive Officers. Set forth below are the names and ages of the current executive officers of the Company, other than Ms. Heimbuch and Mr. Giraldin, together with the positions held by these persons.

Name	Age	Title
Dirk S. Adams	51	Executive Vice President/Residential Lending
Douglas J. Goddard	50	Executive Vice President/Chief Financial Officer
Christine D. Larson	52	Executive Vice President/Retail Banking
Brad McCoy	35	Executive Vice President/Commercial Banking
Shannon Millard	40	Executive Vice President/Chief Credit Officer

Dirk S. Adams joined the Company in January 2003 as Executive Vice President in charge of Residential Lending. Prior to joining the Company, Mr. Adams was an Executive Vice President of Golden West Financial Corp. and World Savings & Loan. He previously served as a Director and earlier as Senior Vice President and General Counsel of the Federal Home Loan Bank of San Francisco. He currently is a director of Countricorp (holding company for Bank of the Rockies, N.A.) in White Sulphur Springs, Montana.

Douglas J. Goddard joined the Company in April, 1997. Previously, Mr. Goddard served as Controller of California United Bank. He has held positions at Security Pacific Bank, Community Bank, and KPMG LLP.

Christine D. Larson joined the Company in September of 2000. Previously, she was employed by Sanwa Bank for over nine years, most recently as Senior Vice President, Retail Product Management and Marketing. Prior to that position, Ms. Larson was the Consumer and Mortgage Lending Manager and District Sales Manager for Sanwa Bank. Her previous work experience includes management positions at Union Federal Savings, California Federal Bank, Bank of America and Crocker Bank. Ms. Larson currently serves on the board of trustees of the St. Anne’s Foundation.

Brad McCoy joined the Company in February of 2002. Prior to joining the Company, Mr. McCoy was a founding partner of Revenuelab, a company that specialized in sales effectiveness consulting and training, business development and sales management. Previously, Mr. McCoy was with Wells Fargo for over nine years, most recently as Senior Vice President/Division Manager of the Business Banking Group.

Shannon Millard joined the Company in 1992. In 1994 she was promoted to her current position of Executive Vice President/Chief Credit Officer. Ms. Millard was formerly with the Bank of California for six years, most recently as the Vice President in charge of Real Estate Services. Prior to that, Ms. Millard was with Sumitomo Bank. Ms. Millard currently serves on the board of directors of the Santa Monica YWCA.

EXECUTIVE COMPENSATION

The following SUMMARY OF COMPENSATION TABLE includes compensation for the years ended December 31, 2002, 2001 and 2000 for services in all capacities awarded to, earned by, or paid to the Company’s Chief Executive Officer and the four other most highly paid executive officers who were serving as executive officers at the end of 2002 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation			Other Annual Compensation	Long Term Compensation
	Year	Salary $	Bonus $		Securities Underlying Options (#)	All Other Compensation ($)(2)
Babette E. Heimbuch	2002	445,800	250,000	(1)	13,800	33,744
President and Chief	2001	428,640	250,000	(1)	11,850	16,622
Executive Officer	2000	408,240	250,000	(1)	23,950	21,282

James P. Giraldin	2002	334,320	224,970	(1)	9,300	33,744
Chief Operating Officer	2001	319,920	223,075	(1)	8,000	16,622
	2000	304,320	175,000	(1)	15,200	21,282

Douglas J. Goddard	2002	178,920	39,139	(1)	4,000	30,894
Chief Financial Officer	2001	172,320	60,000	(1)	3,350	16,622
	2000	165,120	54,902	(1)	6,775	21,282

Brad McCoy(3)	2002	159,874	56,356	(1)	4,000	4,814

Shannon Millard	2002	222,000	77,700	(1)	5,000	33,744
Chief Credit Officer	2001	213,600	80,000	(1)	4,100	16,622
	2000	204,000	71,400	(1)	8,300	21,282

(1)	Perquisites and other personal benefits to each officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officer.

(2)	Employee Stock Ownership Plan (“ESOP”) contributions and contributions by the Company under a matching program for the Company’s plan established pursuant to Section 401(k) of the Internal Revenue Code) (the “401(k) Plan,” as more fully described below).

(3)	Mr. McCoy joined the Company in February, 2002.

GRANTS OF OPTIONS IN 2002

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Babette E. Heimbuch	13,800	12.94%	26.75	1/24/2012	213,467
James P. Giraldin	9,300	8.72%	26.75	1/24/2012	143,858
Douglas Goddard	4,000	3.75%	26.75	1/24/2012	61,874
Brad McCoy	4,000	3.75%	26.75	1/24/2012	61,874
Shannon Millard	5,000	4.69%	26.75	1/45/2012	77,343

(1)	Options to purchase Company Stock were granted under the Employee Stock Plan (see below), which provides for the granting of options at an exercise price equal to the fair market value of the Company Stock on the grant date. All options granted become exercisable in installments beginning on the second anniversary date of the date of grant, and becoming 100% vested on the sixth anniversary date of the date of grant. The exercise price may be paid by delivery of already owned shares, subject to certain conditions. All options were granted for terms of 10 years, subject to earlier termination in certain events related to termination of employment.

(2)	Present value determinations were made using the Black-Scholes option-pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by the Black-Scholes model. The estimated present values under that model are based on a ten-year holding period, and on the following assumptions with respect to volatility and the risk-free rate, forfeitures percentage and dividend yield. Based upon the quarterly closing prices of the Company’s common stock from December 31, 1991, until the grant date of January 25, 2002, the model calculated the annualized volatility at 36.80%. For the risk-rate, the model uses the yield on a ten-year treasury note on January 31, 2002 of 5.09%. For the forfeiture percentage and the dividend yield, the model assumes zero.

AGGREGATED OPTION EXERCISES IN 2002 AND

YEAR-END OPTION VALUES

Name	Shares Acquired	Value Realized($) (1)	Number of Securities Underlying Unexercised Options at December 31, 2002 Exercisable/Unexercisable	Value of In-the Money Options at December 31, 2002 Exercisable/Unexercisable (2)
Babette E. Heimbuch	– 0 –	– 0 –	36,900/ 79,650	561,594/829,710
James P. Giraldin	– 0 –	– 0 –	63,550/51,500	1,276,812/526,650
Douglas J. Goddard	– 0 –	– 0 –	6,375/20,050	81,505/185,058
Brad McCoy	– 0 –	– 0 –	– 0 –/4,000	– 0 –/8,800
Shannon A. Millard	– 0 –	– 0 –	26,414/26,780	485,352/274,526

(1)	The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price.

(2)	In accordance with the SEC’s rules, an option is “in-the-money” if the fair market value of the underlying shares exceeds the exercise price of the option. The values shown are calculated by subtracting the exercise price from the fair market value of the underlying Company Stock. For purposes of this table, fair market value is based on the market value at December 31, 2002 ($28.95 per share).

401(k) Retirement Plan. The Company makes available to its employees the opportunity to make tax-deferred contributions to a plan established under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Participants are permitted to make contributions on a pre-tax basis up to the IRS limitation, a portion of which is matched by the Bank. For contributions made during 2003, one-half of an employee’s contribution (up to six percent of the employee’s compensation capped at $12,000) will be matched, up to a maximum match of $6,000. Contributions to the 401(k) Plan are not permitted to be invested in Company Stock.

Supplemental Executive Retirement Plan. The Bank has adopted a Supplemental Executive Retirement Plan (“SERP”) covering the Chief Executive Officer and Chief Operating Officer. The following table shows the estimated annual benefits payable upon retirement at age 60 to participants in the SERP for the indicated levels of average compensation and various periods of service, assuming no future changes in such plan and based upon the current formula.

SERP TABLE

Benefits at Age 60:

	Years of Service
Final Five Year Average Salary and Cash Bonus	20	25	30	35	40
$150,000	112,500	112,500	112,500	112,500	112,500
200,000	150,000	150,000	150,000	150,000	150,000
250,000	187,500	187,500	187,500	187,500	187,500
300,000	225,000	225,000	250,000	250,000	250,000
350,000	262,500	262,500	262,500	262,500	262,500
400,000	300,000	300,000	300,000	300,000	300,000
450,000	337,500	337,500	337,500	337,500	337,500
500,000	375,000	375,000	375,000	375,000	375,000
550,000	412,500	412,500	412,500	412,500	412,500
600,000	450,000	450,000	450,000	450,000	450,000
650,000	487,500	487,500	487,500	487,500	487,500
700,000	525,000	525,000	525,000	525,000	525,000

*	Social security payments do not reduce the amounts to be paid under the SERP. Benefits under the SERP are reduced by Company-provided benefits under the 401(k) Plan.

Stock Option and Stock Appreciation Rights Plan. Options to purchase shares of the Company’s common stock are granted under the 1994 Stock Option and Stock Appreciation Rights Plan (“Employee Stock Plan”). Other than the option grants described above, no options were granted to the Named Executive Officers under the Employee Stock Plan during 2002.

Nonemployee directors of the Bank participate in the 1997 Nonemployee Directors Stock Incentive Plan (the “Directors Stock Plan”). The Directors Stock Plan permits the issuance of up to 400,000 shares of Company Stock. Annual grants of 4,000 shares are made to each of the nonemployee directors. All shares granted under the Directors Stock Plan vest on the first anniversary of the grant date.

Certain Relationships and Related Transactions. The Bank offers loans to officers and directors. Loans to officers, directors and employees are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectability. Directors, officers, and other employees of the Bank may obtain a loan under the Employee Loan Benefit Program (“ELBP”). To qualify under the ELBP, all real estate and home equity credit line loans are required to be secured by the employee’s residence. ELBP loans require ninety days of full-time employment with the Company. All ELBP loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged.

ELBP real estate loans are written as adjustable mortgage loans (“AMLs”), and, for the first $450,000 of the loan amount, are modified while the person is employed by the Company as follows: for the first three months of the loan, the rate is approximately equal to (but not less than) the Bank’s cost of funds during the month prior to the loan approval. Thereafter, the interest rate adjusts monthly to a rate approximately equal to the Federal Home Loan Bank of San Francisco’s Eleventh District Cost of Funds.

Indebtedness of Management

The following table sets forth amounts in excess of $60,000 in the aggregate from directors and executive officers as of December 31, 2002. In each case other than Dr. Ouchi’s home equity loan, the Bank is the lender for a residential loan made under the ELBP secured by a deed of trust on the residence of the executive officer or director. Home equity lines of credit, such as the home equity loan to Dr. Ouchi, are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

Name	Highest Balance Outstanding During 2002($)	Nature of Indebtedness	Unpaid Balance Balance at 12/31/02($)	Interest Rate at 12/31/02
Douglas J. Goddard	269,238.67	Residential	189,505.97	2.759%
Christopher M. Harding	795,755.56	Residential	777,807.27	3.899%
Babette E. Heimbuch	319,650.68	Residential	0	N/A
Christine Larson	345,580.41	Residential	337,384.79	2.759%
Shannon A. Millard	662,712.74	Residential	644,401.00	3.634%
Charles F. Smith	984,176.19	Residential	920,847.75	4.519%
William G. Ouchi	118,721.78	Home Equity	87,930.94	4.990%

Transactions with Management and Others.

The Bank is the lessor under a lease whereby a company owned by James L. Hesburgh, a director of the Company whose term expires in 2003, leases office space from the Bank. The lease is on market rates and terms. The current amount of annual rent paid under the lease is approximately $73,008.

Employment Contracts, Termination of Employment and Change of Control Arrangements. The Company has entered into change of control agreements with certain of the Bank’s executive officers, including each of the Named Executive Officers. These agreements were entered into in order to retain executives during financial industry merger and acquisition transactions, provide a change in control severance arrangement consistent with the peer group, and better allow executives to concentrate on negotiating the best possible transaction and, if such a transaction occurs, restructuring a merged entity under these circumstances. If a “change of control” (as defined in the agreements) occurs within the “change of control period” (as defined in the agreements) the agreements will become effective. Upon becoming effective, the agreements provide for employment terms of up to three years and for compensation and other terms of employment at least as favorable as those during the twelve-month period prior to the effective date. Each of the agreements also provides for severance payments and other benefits in the event that the officer’s employment is terminated by the Bank other than for death, disability or “cause” (as defined in the agreements) or by the officer for “good reason” (as defined in the agreements). The agreements with the Named Executive Officers provide for a severance payment equal to three times the executive’s annual base salary, plus bonus, plus amounts representing the value of additional retirement and other benefits which would have accrued if the executive’s employment had continued for three additional years. These agreements also provide for continuation of other benefits for a period of three years and for the payment, under certain specific circumstances, of an additional amount to cover the federal excise tax imposed on some “golden parachute” payments. Other than described above, the Company has no employment agreements with any of the Named Executive Officers.

The Employee Stock Plan and the Directors Stock Plan provide for accelerated vesting of rights in the event of certain change of control events.

EQUITY COMPENSATION PLAN

The following table provides information as of December 31, 2002 with respect to compensation plans (including compensation arrangements) under which the Company’s equity securities are authorized for issuance. The Company has no Equity Compensation plans not approved by security holders.

		Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category		(a)	(b)	(c)
Equity compensation plans approved by security holders	1) Employee	657,575	$16.54	2,153,336
	2) Nonemployee Directors	200,000	$19.22	152,000

Equity compensation plans not approved by security holders		N/A	N/A	N/A

Total		857,575	N/A	2,305,336

REPORT OF THE COMPENSATION COMMITTEE

OF

FIRSTFED FINANCIAL CORP.

Decisions on compensation of the Company’s executives are made by a four-member Compensation Committee composed entirely of nonemployee directors. Set forth below is the report submitted by Messrs. Rutledge (Chair), Hesburgh, Soboroff and Woodhull addressing the Company’s compensation policies for 2002 as they affected Ms. Heimbuch (the Company’s Chief Executive Officer during 2002) and the Company’s other executive officers.

The Members of the Compensation Committee have the responsibility to oversee the Company’s various compensation plans, including its annual bonus plan, stock option programs, ESOP, 401(k) Plan and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the Board all aspects of compensation for officers at the level of vice president or above, as well as reviewing bonus compensation for assistant vice presidents.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee was an employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company or its subsidiaries requiring disclosure, except as specifically described in this Proxy Statement.

Compensation Philosophy

The Compensation Committee’s executive compensation philosophy is to provide competitive levels of compensation, tie compensation levels and individual compensation to the Company’s operating performance and strategic direction, and assist the Company in attracting and retaining talented management by providing compensation reasonably comparable to that offered by the Company’s peer group.

The principal elements of the Company’s executive compensation are base salary, annual bonus and annual stock option awards. Each of these elements are discussed below. In reviewing and making recommendations as to overall levels of compensation, the Compensation Committee also takes into account deferred and non-cash benefits, including ESOP benefits, insurance and other benefits. Compensation has been and will continue to be structured so as to be tax deductible. The Company has established a 401(k) Plan for employee contributions with some matching employer contributions (see more detailed discussion above).

In general, the Company’s compensation programs have the overall goal of ensuring that employees’ interests are aligned with that of the Company as a whole. At the senior officer level, this is achieved by rewarding performance based upon measurable standards which are mutually determined by the officer and senior management as well as a discretionary component based on an assessment of the officer’s overall performance and contribution during the period under review. The incentive program for management consists of a potential combination of cash bonus and stock options.

At each level of management (e.g., executive vice president, senior vice president, etc.) a formula is established which allocates the cash bonus and stock option potential awards as percentages of total base salary. The cash bonus portion ranges from 15% to 50% of base salary, and is awarded based on achievement of stated goals, with a moderate discretionary component. The stock option awards for officers typically vest 20% on the second anniversary date after the grant, an additional 40% on the fourth anniversary date, and the remaining 40% on the sixth anniversary date.

The Committee also takes into account the deductibility of compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Under the Code, compensation payments in excess of $1 million are subject to a limitation on their deductibility by the Company. Certain performance-based compensation is not subject to the limitation on deductibility. Stock option grants under the Employee Stock Plan are intended to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. The Company did not make payments in excess of $1 million to any of the Company’s executive officers. The Compensation Committee nevertheless retains the discretion to provide nondeductible compensation to reward performance when it believes that such payments increase the long-term value of the Company.

Base Salary

Executive officer base salaries are initially determined, but not established, by reference to the responsibilities and description of the position and competitive marketplace for executive talent for the responsibilities of the particular position. The Company’s Human Resources Department participates in, obtains information from, and analyzes the results of salary and benefits surveys conducted annually by various banking and human resource groups. The SNL Executive Compensation Review for Banks and Thrifts (“SNL Review”) is considered an effective tool to initiate the Compensation Committee review process since it utilizes information obtained from other banks and thrifts throughout the United States. The Company has utilized the SNL Review annually for over ten years. The Compensation Committee reviews the results of the annual survey to ensure that the Company’s salary grades and benefits are comparable to those provided by its peers. The Committee’s goal generally is to be within the 75th percentile of what it has determined to be the appropriate peer group as reported in the SNL review.

Annual salary adjustments are determined by evaluating the performance of the Company generally and the performance of each executive officer, taking into consideration annual inflation indices. In general, annual salary adjustments to base salary for executive officers in 2002 ranged from 4 percent to 6 percent.

Annual Bonuses

A portion of the annual compensation of each officer is based upon the performance of the Company, as well as the individual contribution of the officer to the Company’s performance. While corporate performance measures such as net income, earnings per common share, return on stockholders equity and return on average total assets are considered, the Committee does not apply a specific quantitative formula in making compensation decisions. Non-financial performance measures also may be included, such as product development, efficiency, client relations and employee relations. No particular weight is given to one factor over another among these performance measures. For 2002, the Board considered, among other things, finalization of strategic and tactical plans for trust services and initial execution of that strategy, growth in the income property lending and commercial banking divisions, improvement of existing business processes for residential lending and other steps to improve asset growth, and maintenance of credit quality. For years in which the Company’s net earnings are significant, a large portion of an executive officer’s compensation may be determined by the Compensation Committee at the end of each year based upon the officer’s contribution to the Company’s performance during the year. For purposes of establishing the annual bonus pool, the Company’s performance is measured against earnings goals established prior to the commencement of each fiscal year by the Board.

For 2002, the Compensation Committee established a pool of funds based upon net earnings for the year of approximately $55.2 million, or $3.15 per diluted share. The Committee attributed these positive results in large part to growth in the Company’s deposits, including significant growth in lower-cost transaction accounts; increased volume in income property lending; maintenance of high quality assets and a low non-performing assets ratio; and control of expenses. Accordingly, the Committee awarded cash bonuses for 2002 to management. Named Executive Officers Babette E. Heimbuch, James P. Giraldin, Douglas J. Goddard, Brad McCoy and Shannon Millard received cash bonuses of $250,000, $224,970, $39,139, $56,356, and $77,700, respectively. Bonuses were also paid to other employees and officers pursuant to parameters established by the Compensation Committee and management.

Stock Options

The Compensation Committee believes that stock ownership by management and employees and performance-based compensation arrangements in the form of Company Stock are beneficial in ensuring that management’s interest in the Company’s performance corresponds to those of the Company’s stockholders. The Compensation Committee also believes that stock ownership helps attract and retain key executives. The Company awards stock options in furtherance of this philosophy.

Awards of stock options typically are made annually to officers at the level of assistant vice president and above. The awards are based upon a standardized dollar value at each participating level of responsibility and reflect the Compensation Committee’s determination of the appropriate incentive for that particular level of responsibility. Other stock option awards may be made to officers of the Company from time to time.

Executive Officer Compensation

Ms. Heimbuch was named Chief Executive Officer of the Company and the Bank effective January 1, 1997. She served as President from 1989 until April, 2002. She was elected to the position of Chairman of the Board in April 2002. In reviewing Ms. Heimbuch’s compensation as Chief Executive Officer for 2002, the Compensation Committee looked at the Company’s overall financial health. In particular, the Compensation Committee reviewed the Company’s financial condition and results, progress in meeting strategic objectives, and size and complexity compared to similarly-situated publicly traded financial institutions. The Company’s performance in 2002 met or exceeded financial goals set under Ms. Heimbuch’s management at the beginning of the year. The achievement of these goals positively affected the performance of the Company and was rewarded by stable earnings despite the volatile economy and stock market fluctuations during 2002. The Committee also noted the efforts made by Ms. Heimbuch in managing the implementation of strategic goals with respect to asset growth while maintaining operating efficiencies and asset quality., as well as her leadership in the thrift industry, including her participation and service on the Board of Directors of the Federal Home Loan Bank Board and America’s Community Bankers as well as various significant community service organizations. Ms. Heimbuch was awarded a cash bonus of $250,000 and her base salary for 2003 was increased approximately 4.0 percent.

The level of Ms. Heimbuch’s aggregate salary for 2002 was comparable to the Company’s performance ranking in relation to the peer groups (based on geographic location, asset size and levels of Return on Average Assets) shown in the SNL Review. The other benefits received by Ms. Heimbuch are set forth in the Summary Compensation Table.

Compensation Committee:

William P. Rutledge (Chair)

James L. Hesburgh

Steven L. Soboroff

John R. Woodhull

AUDIT/LEGAL COMMITTEE REPORT

The Board has appointed an Audit/Legal Committee consisting of four directors. Each of the members of the Audit/Legal Committee is independent as defined under the New York Stock Exchange’s listing standards. The Board has adopted and operates under a written charter with respect to the Audit/Legal Committee’s roles and responsibilities.

Among other things, the Audit/Legal Committee has the delegated authority to provide independent, objective oversight of the Company’s internal and independent auditors and matters relating to accounting, financial reporting, internal controls and auditing. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit/Legal Committee periodically reviews the Company’s internal auditing, accounting and financial controls and policies governing compliance with laws, regulations, rules of ethics and conflicts of interest.

In fulfilling its oversight responsibilities, the Audit/Legal Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2002 with the Company’s management and KPMG LLP, its independent auditors. The Audit/Legal Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit/Legal Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit/Legal Committee discussed the independence of KPMG LLP with that firm.

In reliance on the reviews and discussions referred to above, the Audit/Legal Committee recommended to the Board that, and the Board approved, the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit/Legal Committee and the Board also have recommended, subject to stockholder approval, the selection of KPMG LLP as the Company’s independent auditors for fiscal 2003.

Respectfully Submitted,

THE AUDIT/LEGAL COMMITTEE

Charles F. Smith, Chairman

Christopher M. Harding

William G. Ouchi

John R. Woodhull

Independent Auditors’ Fees

The following table sets forth the aggregate fees billed for services rendered to the Company for the fiscal year ended December 31, 2002 by KPMG LLP:

Audit Fees:	$137,000
Financial Information Systems Design And Implementation Services	$—
All Other Services:
Total All Other	$44,000

Total Fees:	$181,000

PERFORMANCE GRAPH

Set forth below is a stock performance graph comparing the yearly total return on the Company Stock commencing with the closing price on January 1, 1998, with (a) the cumulative total return on stocks included in the Industry Group 419 – Savings and Loan Index, prepared and published by Media General Financial Services, and (b) the cumulative total return on stocks included in the NYSE Market Index, prepared and published by The New York Stock Exchange.

COMPARE 5-YEAR COMULATIVE TOTAL RETURN

AMONG FIRSTFED FINANCIAL CORP.,

NYSE MARKET INDEX AND MG GROUP INDEX

[GRAPH]

ASSUMES $100 INVESTED ON JAN. 01 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDED DEC. 31, 2002

	12/31/1997	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002
FirstFed Financial	100.00	92.26	72.58	166.78	132.28	149.42
Savings & Loans	100.00	87.66	70.47	114.24	121.44	143.12
NYSE Market Index	100.00	118.99	130.30	133.40	121.52	99.27

It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance. The Company will not make or endorse any predictions as to the future stock performance.

THE FOREGOING REPORTS OF THE BOARD COMPENSATION COMMITTEE AND THE BOARD AUDIT/LEGAL COMMITTEE, AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORTS, SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP has been the independent auditor of the Bank for more than twenty-five years and, upon recommendation of the Audit/Legal Committee, has been appointed by the Board of Directors as the auditor of the Company for 2003. The stockholders of the Company are requested to ratify this appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2003.

PROPOSAL 3

RATIFICATION AND APPROVAL OF EMPLOYEE STOCK OPTION PLAN, AS AMENDED

General

At the Annual Meeting, stockholders of the Company will be asked to consider a proposal to ratify and approve the FirstFed Financial Corp. 1994 Stock Option and Stock Appreciation Rights Plan, as amended (the “Employee Stock Plan”). The Employee Stock Plan is a broad-based plan in which all employees of the Company and its subsidiaries are eligible to participate. The Employee Stock Plan expires by its terms in August 2003.

As in effect on February 14, 2003, options to purchase an aggregate of 669,868 share of common stock were outstanding under the Employee Stock Plan and an aggregate of 2,153,336 shares were available for future grants of options under the Employee Stock Plan.

An Employee Stock Option Plan was adopted in 1983 and was replaced by the current plan in 1994. The current Employee Stock Plan was approved by the stockholders of the Company in 1995. On January 28, 2003, the Board of Directors of the Company amended the Employee Stock Plan, subject to approval of the Company’s stockholders, to (i) extend the expiration date of the plan for another ten years, and (ii) prohibit the repricing of previously granted options and certain similar transactions without stockholder approval.

Reasons for Amendment of the Employee Stock Plan

The amendments to the Employee Stock Plan which are included herein as Appendix A have been adopted by the Board of Directors and are recommended for approval by the Company’s stockholders because the Board believes that option grants and the stock issuances under the Employee Stock Plan play an important role in the Company’s efforts to attract employees of outstanding ability and to reward employees for outstanding performance. The extension of the Employee Stock Plan expiration date is intended to assure that the Company retains its ability to attract and reward employees through option grants. The restriction on repricing of previously granted options and similar transactions is intended to further align the interests of employees and stockholders. The Board believes that if the Employee Stock Plan amendment is not approved, the Company’s inability to grant additional options under the Employee Stock Plan will adversely impact the Company’s future hiring, promotion and operating plans.

Summary of Employee Stock Plan

The following summary of certain provisions of the Employee Stock Plan is qualified in its entirety by reference to the text of the Employee Stock Plan. Copies of the actual Plan documents may be obtained by any stockholder upon written request to the Secretary of the Company at the corporate Offices in Santa Monica, California.

The Employee Stock Plan is intended to encourage stock ownership by selected officers and employees of the Bank and its subsidiaries, thereby increasing their proprietary interest in the success of the Company and its subsidiaries and encouraging them to remain in the employ of the Bank or a subsidiary.

The Employee Stock Plan permits the Bank to grant to employees of the Bank and its subsidiaries incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonstatutory options. Stock appreciation rights granted under the Employee Stock Plan may, at the discretion of the Board of

Directors, enable the recipient on exercise to receive payment, in stock or cash (as determined by the Board of Directors, of increases in the market value or per share book value of the Company Stock from the date of grant (referred to as “base price” and “base book value” respectively) to the date of exercise. Stock appreciation rights may be granted in tandem with options (in which event exercise of one will extinguish the other) or separately. The Employee Stock Plan does not limit the number of stock appreciation rights that can be granted. All options granted under the Stock Plan must have exercise prices at least equal to the fair market value of the Company Stock at the date of grant. All stock appreciation rights granted under the Employee Stock Plan must have base prices or base book values at least equal to the fair market value or book value of the Company Stock at the date of grant.

The Employee Stock Plan is administered by the Compensation Committee of the Board of Directors. This Committee consists of “disinterested persons”, as defined in Section 2 (e) of the Employee Stock Plan, and each are “non-employee directors” within the meaning of amended Rule 16b-3 under The Securities Exchange Act of 1934. Subject to the restrictions of the Employee Stock Plan, the Compensation Committee has the authority (i) to determine the time or times at which, and the employees to whom, options and stock appreciation rights are granted; (ii) to determine the number of shares subject to each option, the option price, and the duration of each option granted under the Employee Stock Plan; (iii) to construe and interpret the Employee Stock Plan and to prescribe, amend and rescind rules and regulations relating to it; and (iv) to make all other determinations which the Board of Directors shall deem necessary or advisable for the administration of the Employee Stock Plan.

All regular full-time employees of the Bank or its subsidiaries are eligible to participate in the Employee Stock Plan. It is not possible to predict the number or identity of future participants in the Employee Stock Plan, or, except as set forth in the Employee Stock Plan, to describe the provisions that may be included in specific grants.

No employee is eligible to receive or exercise any options which, if exercised, would result in that employee holding beneficially or of record in excess of 5% of the outstanding shares of Company Stock. Furthermore, the Compensation Committee has limited the number of shares that may be granted to a “covered employee” (as defined in the Internal Revenue Code (“Code”) ) in any calendar year to 100,000. With the purpose of satisfying the requirements of Section 162(m) of the Code, this limitation was approved to qualify options and SARs as “performance-based compensation” under the Code, thereby avoiding certain potential limitations on deductibility for tax purposes of certain executive compensation. In the absence of the limits on grants to a particular employee, the Company would risk losing tax deductions for certain compensation paid to executive officers. The Code provides that as long as a limit is provided, there are no tax consequences of the amount of the limit. Accordingly, the Board has adopted a high limit in order to avoid unduly restricting the Company’s flexibility in compensation decisions for the future. The Board does not anticipate that the limit will alter its approach to executive compensation decisions for the future in a manner which would result in any increase in option awards above what otherwise would have been granted. Options or stock appreciation rights granted under the Employee Stock Plan are granted in recognition of the recipient’s past, present and expected future contributions to the management of the Bank. No monetary consideration is provided by the recipient with respect to the grant of options or stock appreciation rights.

No option or stock appreciation rights granted under the Employee Stock Plan are transferable, except to the grantee’s heirs or legal representatives, in the event of a grantee’s death, or pursuant to a “qualified domestic relations order,” as defined in the Code (a “QDRO”). Options or stock appreciation rights may be exercised by the recipient either (a) during the period in which he or she is an employee or (b) within sixty days after termination of his or her employment for any reason other than death, permanent disability, or normal retirement. In the event of a recipient’s death or a transfer pursuant to a QDRO, his or her options or stock appreciation rights may be exercised by the permitted transferee at any time prior to expiration of the option or stock appreciation rights, but in any event not later than one year after the date of his or her death. In the event of a recipient’s permanent disability or normal retirement, the option or stock appreciation right may be exercised by the recipient for the balance of its stated term. Termination of the Employee Stock Plan will not affect rights under any options or stock appreciation rights granted but not exercised as of the date of termination.

Mergers, Reorganizations and Consolidations. In the event of a liquidation of the Company or a merger, reorganization or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a subsidiary of another corporation, any unexercised options previously granted under the Employee Plan shall either (i) be assumed or replaced by substitute options by the surviving corporation, or (ii) not assumed or replaced by the surviving corporation, in which case the options shall be deemed canceled. However, in the event the surviving corporation does not elect to assume the options or to use substitute options, the optionee shall have the right, exercisable during a ten day period ending on the fifth day prior to such liquidation, merger or consolidation, to fully exercise the optionee’s option in whole or in part without regard to any installment exercise or vesting provisions otherwise provided in the Employee Stock Plan.

Options and stock appreciation rights granted under the Employee Stock Plan will expire no later than ten years from the date of grant. Shares not purchased under options which are terminated prior to exercise shall again be available for purposes of the Employee Stock Plan.

An aggregate of 3,000,000 shares of Company Stock was reserved for purposes of the Employee Stock Plan. Under the Employee Stock Plan, no more than one and one-half percent of the total outstanding shares may be granted in any one calendar year, except that if less than one and one-half percent are granted in one year, any remaining shares may be carried over into the subsequent year.

The Company Stock offered under the Employee Stock Plan are authorized and unissued shares. The Employee Stock Plan provides for adjustment of the aggregate number of shares, and of the number of shares at the time subject to any outstanding option or options, in the event a stock dividend is paid or in the event the shares of Company Stock are changed into or exchanged for a different number or kind of shares or other securities.

Under the Employee Stock Plan, the option price per share for incentive options or nonstatutory options to purchase shares shall be determined by the Compensation Committee, but may not be less than the fair market value of a share of the Company Stock on the date the option is granted. Under the Employee Stock Plan the fair market value of a share of Company Stock is defined as the average of the closing sales prices as quoted on the New York Stock Exchange for the five trading days prior to the date of grant.

The Board of Directors may not, without further stockholder approval, (a) increase the total number of shares subject to the Employee Stock Plan; (b) change the manner of determining the option price, base price or base book value of options or stock appreciation rights set forth in the Employee Stock Plan; (c) extend the period during which options or stock appreciation rights may be granted or exercised; or (d) permit the granting of an option or stock appreciation right to anyone other than persons eligible to participate in the Employee Stock Plan.

Terminating Events

Under the Option Agreements entered into pursuant to the Employee Stock Plan, any option granted thereby, to the extent theretofore not fully exercisable, shall immediately become fully exercisable, upon certain change of control events, including the acquisition of 25% of the outstanding voting stock of FirstFed Financial Corp. or, at any time during any period of two consecutive years, there occurs a change in the majority of the individuals constituting the Board of Directors of FFC, unless the nomination for election of each Director who was not a Director at the beginning of the period is approved by a vote of at least 75% of the Directors still in office who were Directors at the beginning of the period. In addition, pursuant to the terms of the Employee Stock Plan, upon consummation of certain business combination transactions, or the acquisition of 50% or more of FFC’s outstanding shares in connection with a tender offer, the holder of an outstanding option shall be entitled to surrender such option in exchange for an amount in cash for each share of stock subject thereto equal to the difference between the fair market value of any shares then subject to the option and the exercise price of the option unless provision has been made for the continuation of the Employee Stock Plan and outstanding options granted thereunder by the Board of Directors as constituted prior to the consummation of such transaction. Upon consummation of any such business combination or tender offer, holders of stock options and stock appreciation rights would also be entitled to fully exercise such options and rights whether or not such options or stock appreciation rights would otherwise be vested under the terms of the original grant.

Federal Income Tax Consequences

Based upon the present provisions of the Code and regulations thereunder, the Federal income tax consequences of the grant and exercise of stock options under the Employee Stock Plan and the subsequent disposition of stock acquired thereby will be as described below. The Employee Stock Plan is not subject to the qualification requirements of Section 401(a) of the Code.

Incentive Stock Options. An optionee will not be taxed upon the grant of an incentive stock option if an optionee holds shares of Company Stock acquired upon the exercise of an incentive stock option for more than one year after exercise and two years after the date of the grant of the option, (a) the optionee will not be taxed at the time the option is granted or exercised, (b) the difference between the option price and the amount realized upon disposition of the shares will constitute a long term-capital gain or a long-term capital loss, as the case may be, and (c) the Bank will not be allowed a business expense deduction for granting the option or issuing shares pursuant to the exercise thereof. In order for the exercise of an incentive stock option to qualify for the foregoing treatment, the optionee generally must be an employee of FFC or a subsidiary thereof from the date of grant of the option through the date three months before the date of exercise, except in the case of death or disability, where special rules apply. If after the exercise of an incentive stock option the optionee fails to observe either of the holding periods described above, any gain (or loss) realized will be taxable as ordinary income (or loss) to the extent of the lesser of (a) the difference between the fair market value of the shares at the date of exercise and the exercise price, or (b) the difference between the amount realized on sale or disposition of the shares and the exercise price. Any excess of the amount realized over such lesser amount will be treated as a capital gain (or loss), long-term or short-term, depending on the length of time the stock was held after the option was exercised. FFC will be entitled to a business expense deduction equal to the amount of ordinary income upon which the optionee is taxed. To the extent the optionee is subject to the alternative minimum tax provisions of the Code the amount by which the fair market value of the shares at the time the incentive stock option is exercised exceeds the option price will be an item of tax preference which must be included when making the alternative minimum tax calculation for the tax year in which the incentive stock option is exercised.

Nonstatutory Options. Under present regulations providing that an option does not have a readily ascertainable fair market value unless it is freely transferable and meets certain other conditions, an optionee who is granted a nonstautory option will not realize taxable income at the time the option is granted. Generally, if an optionee exercises the option, he or she will be taxed in the year of exercise at ordinary income tax rates on an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. The Company will receive a corresponding business expense deduction. The optionee’s basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he or she is taxed. Upon subsequent disposition of the shares, he or she will realize capital gain or loss, long-term or short-term, depending upon the length of time he or she has held the shares since the option was exercised.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options and stock appreciation rights under the Employee Stock Plan and does not purport to be complete. Reference should be made to applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Amended Employee Stock Plan Benefits

The grant of options under the Employee Stock Plan to employees, including the officers named in the Summary Compensation Table, is subject to the discretion of the Plan Administrator. Directors or nominees for director who are not employees of the Company are not eligible to receive and have not been granted any options under the Employee Stock Plan. The market price of the Company’s common stock on February 14, 2003 was $29.44 per share.

As of December 31, 2002, options were outstanding under the Employee Stock Plan held by approximately 68 persons, including the executive officers of the Company, to purchase an aggregate of 657,575 shares of Company common stock at an average exercise price of $16.54 per share, and 2,153,336 shares were available for future grants of options under the Employee Stock Plan. Benefits to any person under the Amended Employee Stock Plan cannot be determined, as any awards will be determined in the future.

Vote Required for Approval of Amendment of the Employee Stock Plan

Approval of the proposal to ratify and approve the Employee Stock Plan, as amended, requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present, or represented, and entitled to vote at the Meeting.

Board Recommendation

The Board of Directors recommends a vote “FOR” ratification and approval of the Employee Stock Plan, as amended, which amendments include (i) an extension of the expiration date of the plan for another ten years, and (ii) a prohibition on the repricing of previously granted options and certain similar transactions without stockholder approval.

SECTION 16 (a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16 (a) forms they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

STOCKHOLDER PROPOSALS

Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2004 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before November 19, 2003. Stockholder proposals not included in the Company’s 2003 proxy solicitation materials must, in order to be considered at the 2004 Annual Meeting, be submitted in writing to the Secretary of the Company by no earlier than January 28, 2004 nor later than February 27, 2004.

The Board of Directors of the Company will review any stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2004 proxy solicitation materials for consideration at the 2004 Annual Meeting.

ANNUAL REPORT

UPON WRITTEN REQUEST OF ANY STOCKHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE FREE OF CHARGE A COPY OF ITS 2002 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO SECRETARY, FIRSTFED FINANCIAL CORP., 401 WILSHIRE BLVD., SANTA MONICA, CALIFORNIA 90401.

By Order of the Board of Directors

Ann E. Lederer, Corporate Secretary

APPENDIX A

Proposed Amendment to FirstFed Financial Corp.

1994 Stock Option and Stock Appreciation Rights Plan

Effective January 28, 2003 (subject to stockholder ratification)

Section 19 of the FirstFed Financial Corp. 1994 Stock Option and Stock Appreciation Rights Plan currently reads as follows:

“19. Termination or Suspension

The Board of Directors at any time may suspend or terminate this Plan. This Plan, unless sooner terminated, shall terminate on the tenth (10th) anniversary of its adoption by the Board of Directors or its approval by the members or the stockholders of FirstFed, whichever is earlier, but such termination shall not affect any option theretofore granted. No option or stock appreciation right may be granted under this Plan while this Plan is suspended or after it is terminated.

No rights or obligations under any option or stock appreciation right granted while this Plan is in effect shall be altered or impaired by suspension or termination of this Plan, except with the consent of the person to whom the option or stock appreciation right was granted. Any option or stock appreciation right granted under this Plan may be terminated by agreement between the holder thereof and FirstFed and, in lieu of the terminated option or stock appreciation right, a new option may be granted with an Incentive Stock Option Price or a Nonstatutory Stock Option Price, as the case may be, which may be higher or lower than the Incentive Stock Option Price or a Nonstatutory Stock Option Price, as the case may be, of the terminated option and a new stock appreciation right may be granted with a Base Price or Base Book Value, as applicable, which may be higher or lower than the Base Price or Base Book Value, as applicable, of the terminated stock appreciation right.”

If approved by the stockholders of the Company as proposed, Section 19 shall be amended to read in its entirety as follows:

“19. Termination or Suspension.

The Board of Directors at any time may suspend or terminate this Plan. This Plan, unless sooner terminated, shall terminate on the tenth (10th) anniversary of its adoption or renewal by the Board of Directors or the approval of such adoption or renewal, as the case may be, by the stockholders of FirstFed, whichever is earlier, but such termination shall not affect any option theretofore granted. No option or stock appreciation right may be granted under this Plan while this Plan is suspended or after it is terminated.

“No rights or obligations under any option or stock appreciation right granted while this Plan is in effect shall be altered or impaired by suspension or termination of this Plan, except with the consent of the person to whom the option or stock appreciation right was granted.”

1

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRSTFED FINANCIAL CORP.
		For	With- hold	For All Except

           Proxy for Annual Meeting—April 23, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated herein all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned on March 7, 2003, at the annual meeting of stockholders to be held on April 23, 2003, or any adjournment thereof. A vote FOR nominees Harding and Soboroff, and FOR Proposals 2, 3 and 4 is recommended by the Board of Directors.

1.	ELECTION OF DIRECTORS (except as marked to the contrary below): Terms as Directors expiring 2006:	☐	☐	☐
Christopher M. Harding and Steven L. Soboroff
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		For	Against	Abstain
2.	Ratification of KPMG LLP as the Company’s Independent auditors for 2003.	☐	☐	☐

3.

To approve an amendment to the FirstFed Financial Corp. 1994 Stock Option and Stock Appreciation Rights Plan (the “Employee Stock Plan”) which will extend the term of the Employee Stock Plan and eliminate the ability to reprice shares granted under the Employee Stock Plan.

		☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.

Please be sure to sign and date this Proxy in the box below.	Date

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

——Stockholder sign above ———————— Co-holder (if any) sign above——

é  Detach above card mark, sign, date and mail using the enclosed envelope provided.  é

FIRSTFED FINANCIAL CORP.

401 Wilshire Boulevard, Santa Monica, California 90401

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.